Exhibit 99.1

Level 5 Beverage Company, Inc., a Minerco Resources, Inc. Company, Announces Redesigned and Updated Websites

Nashua, NH, September 9, 2013: Minerco Resources, Inc. (OTCQB: MINE) (the “Company”), a progressive developer, producer and provider of worldwide commodities solutions, announced today that  Level 5 Beverage Company, Inc. (“Level 5”), the company’s subsidiary, has launched  completely redesigned and updated websites for the Level 5 product line: RISE and Coffee Boost. The new websites are:

http://www.level5energy.com
http://www.drinkcoffeeboost.com

The new websites were designed by the Power Brands Consulting, LLC (“Power Brands”) team with executive oversight by Level 5’s management team. Like the company, the websites will continue to evolve and expand as the product launch unfolds. The new websites also include the launch of the corresponding Facebook pages:

http://www.facebook.com/Level5Beverage
http://www.facebook.com/CoffeeBoost

As previously released, Power Brands Consulting, LLC (“Power Brands”) guided Level 5 though the formulation of RISE and Coffee Boost, helped design the label and brand and is actively managing the branding, production, marketing, sales and distribution for Level 5’s new healthy and functional product lineup. RISE, the company’s flagship product, and Coffee Boost, the company’s initial 2nd generation product, have been delivered to Avanzar Sales and Distribution (“Avanzar”).

RISE – The Coffee Drinkers’ Choice – is a great tasting blend of Sumatra coffee, ingenuity, functional vitamins and low in calories. Coffee Boost can be taken “straight up” or added to coffee for an all-natural, healthy alternative to synthetic flavored creamers and powders. Both products target health conscience consumers focused on great taste, targeted functionality, low calories, and all-natural ingredients.

John Powers, the CEO of the company said, "The launch of RISE and Coffee Boost is finally here. Our world class distributor, Avanzar, will start placing product in stores in the coming days. Follow our progress on our redesigned websites for availability at retail locations and online through Amazon.com. Also, stay tuned for additions to our product lineup. As always, we will keep our shareholders and consumers informed as Level 5 lifts off.”

Please contact:                     Minerco Resources, Inc.
info@minercoresources.com
John Powers, 603-732-6948

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations and assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Some of these uncertainties include, without limitation, the company's ability to perform under existing contracts or to procure future contracts. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, successful implementation of our business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. We undertake no obligation and do not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements.